Exhibit 99.113

North Valley Bancorp Announces Completion of Merger of NVB Business Bank into North Valley Bank

July 5, 2006 - REDDING, CA - North Valley Bancorp (NASDAQ: NOVB), a bank holding company, today announced the completion of the merger of its two subsidiary Banks, North Valley Bank and NVB Business Bank, effective close of business June 30, 2006 with North Valley Bank as the surviving institution. Former branches of NVB Business Bank will operate as North Valley Bank, Business Banking, to distinguish them as specialty units.

“We are pleased to have completed the merger of our subsidiary Banks as we will gain operational efficiencies as we eliminate duplicate processes,” stated Mike Cushman, President and CEO.

North Valley Bancorp is a bank holding company headquartered in Redding, California. After the merger, North Valley Bank ("NVB") will operate twenty-one commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino and Trinity Counties in Northern California, including two in-store supermarket branches and two Business Banking Centers, and the addition of five commercial banking offices in Yolo, Solano, Sonoma, Placer and Mendocino Counties in Northern California from NVB Business Bank. North Valley Bancorp, through its subsidiary bank, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, North Valley Bank engages in a full complement of lending activities including consumer, commercial and real estate loans. NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company's website address at www.novb.com, for more information.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:

Michael J. Cushman		Kevin R. Watson
President & Chief Executive Officer	or	Executive Vice President & Chief Financial Officer
(530) 226-2900 Fax (530) 221-4877		(530) 226-2900 Fax (530) 221-4877